Exhibit 5.1

December 8, 2025

Immix Biopharma, Inc.

11400 West Olympic Blvd., Suite 200

Los Angeles, California 90064

Ladies and Gentlemen:

We have acted as counsel to Immix Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated December 8, 2025 (the “Prospectus Supplement”), to the Base Prospectus (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”) filed as part of a Registration Statement on Form S-3, Registration No. 333-269100 (the “Registration Statement”), initially filed with the Commission on January 3, 2023, that became effective on January 11, 2023, pursuant to which the Company is offering for sale under the Securities Act of 1933, as amended (the “Securities Act”), 19,117,646 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 490,196 shares of Common Stock at an exercise price of $0.01 per share (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares” and together with the Shares and the Pre-Funded Warrants, the “Securities”) pursuant to an underwriting agreement dated December 7, 2025 (the “Underwriting Agreement”) entered into by and between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”). This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus, or Prospectus Supplement.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Third Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement and the exhibits thereto, and the Prospectus, (iv) certain resolutions of the Board of Directors and committees thereof of the Company; and (v) such other certificates, instruments, agreements, and documents as we have considered necessary for purposes of this opinion letter. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion expressed below.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the obligations of parties other than the Company to the Underwriting Agreement being valid and binding; (vii) the legal capacity of all natural persons; (viii) that all Securities will be issued and sold in in the manner specified in the Registration Statement, Prospectus and Prospectus Supplement; and (ix) that at the time of each exercise of the Pre-Funded Warrants, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under the Company’s Third Amended and Restated Certificate of Incorporation to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company and the Underwriters contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company or the Underwriters.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). No opinion is expressed herein with respect to the qualification of the Securities under the securities or ‘blue sky’ laws of any state or any foreign jurisdiction. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have made such examination of the DGCL as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. We express no opinion as to the enforceability of the Underwriting Agreement. In rendering the foregoing opinion, we have assumed that the Company will copy with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinion is based on the laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	the Shares when sold and issued, upon payment therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable;
2.	the Pre-Funded Warrants, when sold and issued, upon payment therefor, in the manner contemplated by the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms: and
3.	the Warrant Shares when issued and delivered by the Company, upon exercise of the Pre-Funded Warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ The Loev Law Firm, PC